Exhibit 2.4
MIDWEST BANC HOLDINGS, INC.
STOCK AND INCENTIVE PLAN
INCENTIVE AND NONQUALIFIED STOCK OPTIONS AWARD AGREEMENT
Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Incentive and Nonqualified Stock Options Award Agreement (the “Award Agreement”), Midwest Banc Holdings, Inc. (the “Company”) has granted you an Option under the Midwest Banc Holdings, Inc. Stock and Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Option are as follows:
1. VESTING. Subject to the limitations contained herein, your Shares will vest as provided in your Grant Notice. In general, if you terminate your employment for reasons other than your Retirement, death, or Disability before your Shares are vested, they will be forfeited.
2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for changes in corporate capitalization in accordance with the terms of the Plan.
3. METHOD OF PAYMENT. Payment of the exercise price is due in full to the Company upon exercise of all or any part of your Option. You may elect to make payment of the exercise price as follows:
     (a) in cash or its equivalent (including, for this purpose, the proceeds from a cashless exercise program as permitted under the Federal Reserve Board’s regulations); or
     (b) by delivery of previously acquired Shares (which, if such shares have been acquired under the Plan, have been held at least six (6) months) having an aggregate Fair Market Value on the date of exercise equal to the total exercise price and owned free and clear of any liens, claims, encumbrances or security interests (“Delivery” for these purposes, in the sole discretion of the Committee at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock).
4. WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.
5. SECURITIES LAW REPRESENTATIONS AND ACKNOWLEDGEMENTS. As a condition to the exercise of the Option, you represent and warrant that you are purchasing the Shares solely for investment purposes and not with a view to distribution of the Shares, and acknowledge and understand that the Shares are not fully transferable under applicable securities laws, and are subject to the transfer restrictions set forth in this Paragraph 5 and Paragraph 8 below. Each certificate evidencing Shares issued to you hereunder shall bear a legend in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO MIDWEST BANC HOLDINGS, INC.’S CONTINUING RIGHT OF FIRST REFUSAL TO PURCHASE AND TO ALL OTHER TERMS, CONDITIONS, AND RESTRICTIONS OF THE MIDWEST BANC HOLDINGS, INC. STOCK AND INCENTIVE PLAN, A COPY OF WHICH IS ON FILE AND AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE COMPANY’S PRINCIPAL OFFICE.
6. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the date of grant and expires upon the earliest of the following:
     (a) the expiration date indicated in your Grant Notice;

     (b) the day before the tenth (10th) anniversary of the date of the grant (In the case of an Incentive Stock Option that is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the date such Option is granted.);
     (c) three (3) months after the termination of your employment for any reason other than your death, Disability, or Retirement;
     (d) one (1) year from the date of the termination of your employment due to your death, Disability, or Retirement; or
     (e) the date of the termination of your employment in the event of a termination for Cause.
     If your Option is an Incentive Stock Option, to obtain the federal income tax advantages associated with an “Incentive Stock Option,” the Code requires that at all times beginning on the date of the grant of your Option and ending on the day three (3) months before the date of your Option’s exercise, you must be an Employee of the Company or a Subsidiary, except in the event of your death or Disability. The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an “Incentive Stock Option” if you continue to provide services to the Company or a Subsidiary as a consultant or Director after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment terminates.
7. EXERCISE.
     (a) You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) to the President of the Company, or to such other person as the President may designate, during regular business hours, together with such additional documents as the Company may then require and full payment for the Shares.
     (b) By exercising your Option you agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
     (c) If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of the grant of your Option or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.
8. TRANSFERABILITY. Your Option is not assignable or transferable, except by will or by the laws of descent and distribution, or as provided in the Plan and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.
9. RIGHT OF FIRST REFUSAL; COMPANY CALL RIGHT. Shares of Common Stock that you acquire upon exercise of your Option are subject to the Company’s right of first refusal. Accordingly, you may not transfer any Shares acquired upon the exercise of this Option without providing the President of the Company with at least ten (10) business days prior written notice of the details of such proposed transfer. During such ten (10) day period, the Company shall have the right to call the Shares you acquired hereunder at the Fair Market Value thereof as of the date your written notice was given. (The Company’s notice that it is calling the Shares must be in writing.) In that event, you will deliver the Shares free of any liens or encumbrances to the Company within three (3) business days of receipt of the written notice from the Company and the Company shall pay you the call price. In the event the Company does not exercise its call right, you may transfer the Shares, provided that the Company shall require a transferee other than a bona fide purchaser for value to agree to be bound by the notice and call provisions of this paragraph 9.
10. OPTION NOT AN EMPLOYMENT CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any OBLIGATION on your part to continue in the employ of the Company or a Subsidiary, or of the Company or a Subsidiary to continue your employment. In addition, nothing in your Option shall obligate the Company or a Subsidiary, their respective shareholders, Boards, officers or Employees to continue any relationship that you might have as a Director or consultant for the Company or a Subsidiary.

11. WITHHOLDING OBLIGATIONS.
     (a) At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any, which arise in connection with your Option.
     (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
     (c) You may not exercise your Option unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.
12. NOTICES. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
13. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.
14. BINDING EFFECT; SEVERABILITY. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and any permitted assigns. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not effect the remainder of the Award Agreement.